Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-276503) pertaining to the Smith Douglas Homes Corp. 2024 Incentive Award Plan of our report dated March 21, 2025, with respect to the consolidated financial statements of Smith Douglas Homes Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 21, 2025